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Exhibit 15.01

LETTER ON UNAUDITED FINANCIAL INFORMATION

June 15, 2001

Southwestern Public Service Company:

We are aware that Southwestern Public Service Company has incorporated by reference in this Registration Statement and prospectus their Form 10-Q for the quarter ended March 31, 2001 which includes our report dated May 14, 2001 covering the unaudited condensed interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statement and prospectus prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,
ARTHUR ANDERSEN LLP

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  Exhibit 15.01
LETTER ON UNAUDITED FINANCIAL INFORMATION